                        Insight Venture Partners IV, L.P.
                   Insight Venture Partners (Cayman) IV, L.P.
                   Insight Venture Partners IV (Fund B), L.P.
                Insight Venture Partners IV (Co-Investors), L.P.
                                680 Fifth Avenue
                               New York, NY 10019


                                August 29, 2001


Exchange Applications, Inc.
89 South Street
Boston, Massachusetts 02111

Ladies and Gentlemen:

         Reference is made to (i) the Securities Purchase Agreement, dated January 10, 2001 (the "Series A Agreement"), among Insight Venture Partners IV, L.P., Insight Venture Partners (Cayman) IV, L.P., Insight Venture Partners IV (Fund B), L.P. and Insight Venture Partners IV (Co-Investors), L.P. (collectively, "Insight") and Exchange Applications, Inc. ("Exchange"), (ii) the Securities Purchase Agreement, dated as of July 26, 2001 (the "July Agreement"), among Insight, Exchange and eXstatic Software, Inc. ("eXstatic"), and (iii) the Securities Purchase Agreement, dated as of the date hereof (the "August Agreement"), among the Company, eXstatic and the purchasers named therein.

         Insight, Exchange and eXstatic hereby agree as follows:

         1. Section 5.3(a) of the Series A Agreement shall be of no force or effect until such time as Section 6.4 of the August Agreement is no longer in effect.

         2. Section 5.3(c) of the Series A Agreement shall be of no force or effect at any time that at least two Aggregate Convertible Debenture Holders' Directors are serving in accordance with
                  Section 6.3 of the August Agreement. In the event of any conflict between the terms of Section 5.3(c) of the Series A Agreement and Section 6.3 of the August Agreement, the terms of Section 6.3 of the August Agreement shall control.

         3. Article VI of the July Agreement shall be of no force or effect until such time as Article VI of the August Agreement is no longer in effect.

         4. Promptly following the execution and delivery of this letter agreement, (i) the Company and eXstatic shall execute and deliver to Insight convertible debentures in the forms of Exhibits A and B attached hereto, respectively (collectively, the "August Debentures") and (ii) the Company shall execute and deliver to Insight a warrant in the form of Exhibit C attached hereto (the "August Warrant"). Insight shall promptly mark the original Convertible Debentures (as defined in the July Agreement) "cancelled" and return the same to the Company.
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Exchange Applications, Inc.
August 29, 2001
Page 2

         5. The Company and eXstatic shall promptly execute and deliver such documents, instruments, and agreements as Insight may reasonably request in order to modify the Financing Documents (as defined in the July Agreement) to conform the terms thereof with the terms of the Financing Documents (as defined in the August Agreement).

         6. The Warrant (No.: W-4) dated June 1, 2001 (the "June Warrant") issued by the Company to Insight is hereby cancelled and of no further force or effect. Insight shall promptly mark the original June Warrant "cancelled" and return the same to the Company.

         7. The number of Warrant Shares subject to the Warrant (No.: W-4) dated April 16, 2001 (the "April 16 Warrant") is hereby fixed at 1,179,337. The Warrant Vesting Date (as defined in the April 16 Warrant) shall be deemed to have occurred on the date hereof. The Exercise Price (as defined in the April 16 Warrant) is $0.33. Section 3 of the April 16 Warrant is hereby amended to include the additional clauses (d) through (k) set forth on Exhibit D attached hereto.

         8. Insight hereby acknowledges and agrees that all representations and warranties of Insight set forth in Section
                  5.1 and Section 5.2(a) and (b) of the July Agreement (the "July Representations") shall be deemed to be incorporated by reference into this Letter Agreement and made as of the date hereof as if such representations and warranties were stated herein in their entirety, except that the following defined terms used in the July Agreement and appearing in the July Representations shall have the respective meanings set forth below opposite such terms:

                  July Agreement                       this Letter Agreement
                  --------------                       ---------------------
                  Financing Documents                  August Debentures, August Warrant and this
                                                       letter agreement

                  Convertible Debentures               August Debentures and August Warrant

                  Insight agrees that Bingham Dana LLP may rely on such representations in delivering their opinion dated the date hereof.

         9. Pursuant to Section 3(b) of the Company's Certificate of Designation dated January 10, 2001, Insight hereby consents to the transactions contemplated by (i) the August Agreement and
                  (ii) this Letter Agreement.

         10. Except as expressly set forth herein, the documents and agreements modified hereby shall remain in full force and effect.
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Exchange Applications, Inc.
August 29, 2001
Page 3


         11. This Letter Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

         12. This Letter Agreement may be executed in two or more counterparts (including by telecopier).

                            Very truly yours,

                            INSIGHT VENTURE PARTNERS IV, L.P.
                            INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.
                            INSIGHT VENTURE PARTNERS IV
                               (FUND B), L.P.
                            INSIGHT VENTURE PARTNERS IV
                               (CO-INVESTORS), L.P.

                            By:    Insight Venture Associates, IV, L.L.C.,
                                   the general partner of each of the foregoing
                                   limited partnerships


                            By:    /s/ Deven Parekh
                                   ---------------------------------------------
                                   Name: Deven Parekh
                                   Title: Managing Director



ACCEPTED AND AGREED:

EXCHANGE APPLICATIONS, INC.


By:  /s/ F. Daniel Haley
   ---------------------------------
      Name: F. Daniel Haley
      Title: Chief Financial Officer


EXSTATIC SOFTWARE, INC.


By:  /s/ F. Daniel Haley
   ---------------------------------
      Name: F. Daniel Haley
      Title: Chief Financial Officer


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                                                                       EXHIBIT D


         (d) If, at any time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up (or if no record date is set, the date such stock dividend, subdivision of stock split is consummated), the Exercise Price shall be appropriately decreased, and the number of shares of Common Stock issuable on exercise of this Warrant shall be increased, in proportion to such increase in outstanding shares of Common Stock.

         (e) If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Exercise Price shall be appropriately increased, and the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased, in proportion to such decrease in outstanding shares of Common Stock.

         (f) In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares covered by clause (d) or (e) above, or any consolidation or merger of the Company, this Warrant shall after such reorganization, reclassification, consolidation or merger be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the company resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exercise of this Warrant would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

         (g) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent.

         (h) In any case in which the provisions of this Section shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event (1) issuing to the holder of any Warrant exercised after such record date and before the occurrence of such event the shares of capital stock issuable upon such exercise by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such exercise before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock; provided, however, that the Company shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash upon the occurrence of such event. If after the
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                                      -2-


determination of such record date the event to which such record date relates does not occur, then the Exercise Price and the number of shares issuable under this Warrant shall be appropriately adjusted to eliminate any adjustment previously made on account of such record date.

         (i) Whenever the Exercise Price and the number of shares issuable under this Warrant shall be adjusted as provided in this Section, the Company shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Company, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Exercise Price and the number of shares issuable under this Warrant that shall be in effect after such adjustment. The Company shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of this Warrant at such holder's address appearing on the Company's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (j) below.

         (j) If the Company shall propose to take any action of the types described in clauses (d), (e) or (f) of this Section 3, the Company shall give notice to the holder of this Warrant, in the manner set forth in Section 8.5 of the Securities Purchase Agreement dated as of July 26, 2001, among the Company, Exstatic Software, Inc. and the purchasers named therein, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (k) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the holders of this Warrant against impairment.